UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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☒	CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): August 30, 2012

Commission File Number 333-148297
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Pinnacle Foods Finance LLC
(Exact name of registrant as specified in its charter)
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Delaware	20-8720036
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

399 Jefferson Road Parsippany, New Jersey	07054
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (973) 541-6620
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
Amendment to the Senior Secured Credit Facilities
Overview
On August 30, 2012, Pinnacle Foods Finance LLC (the “Company”) entered into the First Amendment to Amended and Restated Credit Agreement (the “First Amendment”) among the Company, Peak Finance Holdings LLC, the guarantors party thereto, Barclays Bank PLC, as administrative agent, collateral agent and swingline lender and the other lenders party thereto which amends the terms of the Company's existing amended and restated senior secured credit agreement, dated as of April 17, 2012, among the Company, Peak Finance Holdings LLC, the guarantors party thereto, Barclays Bank PLC, as administrative agent, collateral agent and swingline lender and the other lenders party thereto (the “Amended and Restated Credit Agreement”). The First Amendment modifies the terms of the Company's existing senior secured credit facilities (as so amended, the “Senior Secured Credit Facilities”). The following is a summary of the material terms of the Senior Secured Credit Facilities.
The First Amendment and the Senior Secured Credit Facilities provide for, among other things, the issuance of a new $450 million term loan F facility (the “Tranche F Term Loans”),.
In connection with the First Amendment, we used the net proceeds of the Tranche F Term Loans along with available cash to redeem $150 million aggregate principal amount of the Company's 9.25% Senior Notes due 2017, prepay $300 million aggregate principal amount of the initial term loans due April 2, 2014 then outstanding under the Senior Secured Credit Facilities and to pay related premiums, fees and expenses.
Interest Rate and Fees
Borrowings for the Tranche F Term Loans bear interest, at our option, at a rate equal to a margin over either (a) a base rate or (b) a LIBOR rate; provided that the base rate is subject to a floor of 2.25%, and the LIBOR rate is subject to a floor of 1.25%. The margin for the Tranche F Term Loans is 2.50% for base rate loans, and 3.50% for LIBOR rate loans; subject to a step-down of 0.25% in certain circumstances.
Maturity and Amortization
The stated maturity date of the Tranche F Term Loans is October 17, 2018. However, the maturity date would be accelerated as follows:

•	if more than $150.0 million of the 9.25% Senior Notes are outstanding on December 31, 2014, then the maturity date of the Tranche F Term Loans would be December 31, 2014.

•	if more than $150.0 million of the 8.25% Senior Notes are outstanding on June 2, 2017, then the maturity date of the Tranche F Term Loans would be June 2, 2017.
We are required to repay installments on the Tranche F Term Loans in quarterly installments in aggregate annual amounts equal to 1.00% of their aggregate initial funded total principal amount, with the remaining amount payable on the applicable maturity date with respect to such term loans.
Certain of the agents and lenders under the Senior Secured Credit Facilities and their affiliates have, from time to time, provided investment banking and financial advisory services to the Company and/or its affiliates for which they have received customary fees and commissions. They may provide these services from time to time in the future.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information set forth under “Amendment to the Senior Secured Credit Facilities” in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

PINNACLE FOODS FINANCE LLC

By:	/s/ CRAIG STEENECK

Name:	Craig Steeneck
Title:	Executive Vice President and Chief Financial Officer
Date:	August 30, 2012

Date: August 30, 2012